EXHIBIT 23

Consent of Independent Auditor

We hereby consent to the inclusion in this Registration Statement on Form 10 Vector 21 Holdings, Inc., a Delaware Corporation, of our report dated March 2, 2022, relating to balance sheets of Vector 21 Holdings, Inc. as of June 30, 2021 and the related statements of operations, stockholders' equity, and cash flows for the period from March 5, 2021 (Inception) to June 30, 2021 and the related notes (collectively referred to as "financial statements"), which report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

M.S. Madhava Rao

316, 1st Cross, Gururaja Layout, 7th Block, 4th Phase, BKS 3rd Stage,

Bangalore 560085, India

Tel: 91-8861838006; Email: mankalr@yahoo.com

May 25, 2022